Intelligent Communication Enterprise Announces Management
Change Emphasizing Greater Focus on Modizo

SINGAPORE--(Marketwire - Jun 1, 2011) - Intelligent Communication Enterprise Corporation (OTCBB: ICMC) (ICE Corp) announced today that veteran media marketing and publishing guru Victor Jeffery has been appointed Chief Executive Officer of the company with immediate effect.  In an internal management reorganization, Mr. Jeffery, the current Chief Editor of Modizo, will assume the CEO position.  Victor Jeffery brings to his new position over 21 years of experience in publishing, media marketing and branding programs with major global brands as his clients.  He has been working as ICE Corp’s Editor in Chief since September 2010 with special interest in Modizo, the proprietary celebrity video blogging platform owned and operated by ICE Corp.  This change in leadership further demonstrates the increased emphasis placed on Modizo by ICE Corp which recently announced the appointment of leading sports personalities as its Modizo Ambassadors.  The revamped Modizo expected to be released in July this year is slated to have major improvements to the look and feel and user access arrangements.

“We are extremely pleased with the appointment of Victor Jeffery to the position of CEO.  Victor’s wide ranging experience in the media business is a major boon to the company as we prepare for the new Modizo expected to be launched in July,” stated Bala Balamurali, Executive Director at ICE Corp. “We believe that with the upcoming launch in China and India, and the planned wider coverage of celebrities from music, movies and sports, and the great new deals for fans of Modizo, the appointment of Victor couldn’t be better timed,” added Mr. Balamurali.

About Intelligent Communication Enterprise

Intelligent Communication Enterprise Corporation (OTCBB: ICMC) offers a range of innovative enterprise and consumer solutions over the mobile phone.  ICE Corp owns and operates the ICEsync platform, which currently hosts Modizo.com, the celebrity video blog, and the related applications for mobile devices.  Intelligent Communication Enterprise is a Pennsylvania, USA, Corporation, with offices in Singapore and Malaysia.  For more information about Modizo visit http://www.modizo.com.

Safe Harbor Statement

All statements in this press release that are not historical are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934.  Such forward-looking statements may be identified by words such as “believe,” “intend,” “expect,” “may,” “could,” “would,” “will,” “should,” “plan,” “project,” “contemplate,” “anticipate,” or similar statements.  Because these statements reflect Intelligent Communication Enterprise’s current views concerning future events, these forward-looking statements are subject to risks and uncertainties.  Intelligent Communication Enterprise’s actual results could differ materially from those anticipated in these forward-looking statements as a result of many factors, including, but not limited to the factors described under the caption “Risk Factors” in Intelligent Communication Enterprise’s most recent Form 10-K filed with the Securities and Exchange Commission, and in its other filings.  Intelligent Communication Enterprise undertakes no obligation to update publicly any forward-looking statements contained in this press release.

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